NEWS RELEASE

PICO HOLDINGS NAMES ERIC SPERON TO ITS BOARD OF DIRECTORS
New Independent Director Recommended By Large Institutional Shareholder

LA JOLLA, Calif., December 22, 2015- PICO Holdings, Inc. (Nasdaq: PICO) today announced that, in response to the recommendation of one of its largest institutional shareholders, First Foundation Advisors, and other shareholder input, Eric Speron has been appointed to its Board of Directors effective January 16, 2016. Mr. Speron will be an independent director as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.
Mr. Speron, age 35, brings to the PICO Board extensive experience, perspectives and insights as a portfolio manager. He is currently a Portfolio Manager and Investment Committee member of First Foundation Advisors, one of PICO’s largest institutional shareholders beneficially owning 2.7% of shares outstanding.
“Eric is an outstanding addition to the PICO Board,” said Kristina M. Leslie, Chair of the PICO Board of Directors. “Eric’s extensive familiarity with PICO, his understanding of our business model and his perspective as one of our largest shareholders can greatly benefit PICO.”
As PICO publicly announced last month PICO believes the highest return to shareholders is a return of capital. Therefore, as assets are monetized, rather than reinvest the proceeds, PICO currently intends to return capital back to shareholders through stock repurchases or through other means such as special dividends.
“Over the past few weeks we have had the chance to seek input from many of our largest shareholders,” said John R. Hart, PICO’s President and Chief Executive Officer. “We believe that the addition to the PICO Board of a new independent director with the insights and perspectives that come with being one of PICO’s largest institutional shareholders is responsive to the input we have received from our shareholders. Given Eric’s years of experience as an investment management professional, we expect him to be a tremendous resource for our Board as we work to return capital to shareholders.”
“I am excited to have the opportunity to serve on the PICO Board,” said Mr. Speron. “I look forward to contributing my experience, as well as the perspective and insight of an institutional investor, to the PICO Board as it oversees PICO’s continued execution of its recently announced change in strategy and plans to return capital to shareholders.”
Mr. Speron will fill the vacancy resulting from the resignation of Julie H. Sullivan, PhD as a Class I director. After six years of dedicated service to PICO, Dr. Sullivan has chosen to resign from the PICO Board, effective December 31, 2015, to focus more of her time and attention on her responsibilities as President of the University of St. Thomas in St. Paul, Minnesota and the numerous civic, charitable and other non-profit organizations in the Minneapolis / St. Paul area that she is deeply committed to.
Added Ms. Leslie, “On behalf of the entire Board and management team, I am extremely grateful to Julie for her six years of dedicated service to our Board and her countless valuable contributions to PICO. Julie has brought incredible wisdom, experience and intellect to our Board. Julie has been an exemplary board member, and we will miss her guidance and insight.”
Today’s announcement reflects the PICO Board’s continuing commitment to recruit new independent and highly-qualified directors that have perspectives, insights, experiences and competencies that expand the depth and breadth of the PICO Board. With the appointment of Mr. Speron, the PICO Board would be composed of seven highly-qualified and experienced directors, six of whom are non-employee directors, and would boast a broad and diverse set of skills and experiences in the areas of investment management, asset allocation, accounting, financial reporting, finance, mergers and acquisitions, corporate governance, capital markets, capital allocation, risk oversight and strategic planning.

About PICO Holdings
PICO Holdings, Inc. is a diversified holding company. Our objective is to maximize long-term shareholder value. For more information, please visit www.picoholdings.com.
Cautionary Note Regarding Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding our business plan and executive compensation structure and objectives, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.
A number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.
For further information regarding risks and uncertainties associated with our business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.
We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Contacts

Sard Verbinnen & Co.
Paul Verbinnen (PVerbinnen@sardverb.com)
Mark Harnett (MHarnett@sardverb.com)
212-687-8080

OR

Financial Profiles, Inc.
Lisa Mueller (PICO@finprofiles.com)
310-622-8231